As filed with the Securities and Exchange Commission on August 17, 2010
Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

WINDGEN ENERGY, INC.
(Exact name of registrant as specified in its charter)

Utah	87-0397815
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

2010 Employee and Consultant Compensation Plan
(Full title of the plan)

Ronald Conquest
Chairman of the Board
14550 N. Frank Lloyd Wright Blvd., Suite 100
Scottsdale, Arizona 85260
(Name and address of agent for service)

(480) 991-9500
(Telephone number, including area code, of agent for service)

With copy to:

Michael K. Hair, P.C.
7407 E. Ironwood Court
Scottsdale, Arizona 85258
(480) 443-9657

Approximate Date of Commencement of Proposed Sale:   As soon as practicable after the Registration Statement becomes effective.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Small reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.001 par value	3,000,000 (2)	$0.09 (3)	$270,000 (3)	$19.25
_______________
(1)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2010 Employee and Consultant Compensation Plan (the “Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of WindGen Energy, Inc. Common Stock.

(2)	Represents 3,000,000 shares of Common Stock reserved for awards available for future grant under the Plan.
(3)
Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of high and low sale prices for a share of common stock of WindGen Energy, Inc. as reported on the “FINRA OTC Bulletin Board” under the symbol “WGEI” on August 9, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION.

General Plan Information

This registration statement covers the 2010 Employee and Consultant Compensation Plan (the “Plan”) and WindGen Energy, Inc. (the “Registrant”) will fund the Plan with up to 3,000,000 shares of its $.001 par value common stock (the “Stock”). The Plan is described in the letter from the Registrant to its employees and consultants. The Plan is not subject to the provisions of ERISA and the Plan has no administrators.

Securities to be Offered

The authorized capital stock of the Company consists of 100,000,000 shares of common stock, $0.001 par value (the “Common Stock”), of which approximately 36,285,799 shares were issued and outstanding on August 9, 2010 and 10,000,000 shares of Preferred Stock, of which 1,000,000 shares are designated as Series A Cumulative Convertible Preferred Stock, 8% cumulative, par value $4.50 per share (the “Series A Preferred”), of which 21,016 shares were issued and outstanding as of August 9, 2010. All presently outstanding shares are duly authorized, fully-paid and non-assessable.

Common Stock

Each share of the Common Stock is entitled to one vote on all matters to be voted on by the shareholders, such as the election of certain directors and other matters that directly impact the rights of the holders of such class. There is no cumulative voting in the election of directors. Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of any dissolution, winding up or liquidation of the Company, the shares of Common Stock will share ratably in all the funds available for distribution after payment of all debts and obligations. The holders of Common Stock are subject to any rights that may be fixed for holders of preferred stock as designated upon issuance.

Series A Preferred Stock

Holders of the Series A Preferred receive annual cumulative dividends of 8%, payable quarterly, which dividends are required to be fully paid or set aside before any other dividend on any class or series of stock of the Company is paid.  Holders of the Series A Preferred receive no voting rights but do receive a liquidation preference of $4.50 per share, plus accrued and unpaid dividends.  Series A Preferred stockholders have the right to convert each share of Series A Preferred to the Company’s common stock at a rate of one and one-half (1.5) common shares to one (1) preferred share.

Issuance of Shares

At the direction of the Registrant’s Board of Directors, the employee and consultants of the Registrant are eligible to participate in Plan. The employees and all consultants may participate in the Plan by electing to receive Registrant’s common stock for accrued and unpaid compensation at any time after August 1, 2010 on the basis of one share at a negotiated price not less than one hundred percent (100%) of the average trading price in the week prior to the shares being issued.

The Stock will not be purchased in the open market.

Resale Restrictions

Shares issued pursuant to the Plan to Registrant’s employees and consultants who are not affiliates of the Registrant are not restricted in resale or reoffer. Management employees who receive shares under the Plan will only be able to resell or reoffer their shares by means of a Reoffer Prospectus filed in a post-effective amendment to this Registration Statement and will be bound by the volume limitation of Rule 144.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The Registrant’s Annual Report on Form 10-K for the fiscal year ended  December 31, 2009, and all reports filed with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 subsequent to December 31, 2009 are incorporated by reference into this Prospectus. Copies of these documents are available to any eligible employee and consultant, without charge, upon written or oral request made to the Registrant at 14550 N. Frank Lloyd Wright Blvd., Suite 100, Scottsdale, Arizona 85260, telephone number (480) 991-9500.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of the Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents previously filed with the Commission are hereby incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Commission on April 15, 2010;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, filed with the Commission on May 24, 2010;

(c)	The Registrant’s Current Report on Form 8-K, filed with the Commission on June 30, 2010;

(d)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, filed with the Commission on August 13, 2010;

(e)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the 1934 Act, since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(f)
The Registrant’s Registration Statement on Form 8-A filed with the Commission on April 2, 1992 and as thereafter amended, in which are described the terms, rights and provisions applicable to the Registrant’s Common Stock.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES.   Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.   Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company is a Utah corporation. Section 16-10a-902 of the Utah Revised Business Corporation Act (the “Revised Act”) provides that a corporation may indemnify any individual who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, because he or she is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan (an “Indemnifiable Person”), against any obligation incurred with respect to a proceeding, including any judgment, settlement, penalty or fine, or reasonable expenses (including attorneys’ fees), incurred in the proceeding if his or her conduct was in good faith and he or she reasonably believed that his or her conduct was in, or not opposed to, the best interests of the corporation, and, in the case of any criminal proceeding, he or she had no reasonable cause to believe such conduct was unlawful; provided, however, that pursuant to Subsection 902: (i) indemnification under Section 902 in connection with a proceeding by or in the right of the corporation is limited to payment of reasonable expenses (including attorneys’ fees) incurred in connection with the proceeding and (ii) the corporation may not indemnify an Indemnifiable Person in connection with a proceeding by or in the right of the corporation in which the Indemnifiable Person was adjudged liable to the corporation, or in connection with any other proceeding charging that the Indemnifiable Person derived an improper personal benefit, whether or not involving action in his or her official capacity, in which proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit.

Section 16-10a-903 of the Revised Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify an Indemnifiable Person who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he or she was a Party because he or she is or was an Indemnifiable Person of the corporation, against reasonable expenses (including attorneys’ fees) incurred in connection with the proceeding or claim with respect to which he or she has been successful.

Section 16-10a-904 of the Revised Act provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys’ fees) incurred by an Indemnifiable Person who is a Party to a proceeding in advance of the final disposition of the proceeding, upon the satisfaction of certain conditions.

Section 16-10a-907 of the Revised Act provides that, unless a corporation’s articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court-ordered indemnification under Section 905, in each case to the same extent as an Indemnifiable Person, (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as an Indemnifiable Person, and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not an Indemnifiable Person to a greater extent than the right of indemnification granted to an Indemnifiable Person, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.   Not applicable.

ITEM 8.   EXHIBITS.

Exhibit Index located at Page 10.

ITEM 9.   UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a) (3)of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, and the State of Arizona, on August 17, 2010.

WINDGEN ENERGY, INC.

By:	/s/ Ronald Conquest

Ronald Conquest Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Ronald Conquest	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	August 17, 2010
Ronald Conquest

/s/ David P. Martin	President, Chief Operating Officer and Director (Principal Operating Officer)	August 17, 2010
David P. Martin

/s/ Wendy Carriere	Secretary/Treasurer, Chief Financial Officer and Director (Principal Accounting Officer)	August 17, 2010
Wendy Carriere

EXHIBIT INDEX

Exhibit Number	Description

4.1	Letter to Employees and Consultants*
5.1	Opinion rendered by Michael K. Hair, P.C., counsel for the Registrant (including consent)*
23.1	Consent of Robison, Hill & Co., Certified Public Accountants*
23.2	Consent of Michael K. Hair, P.C., counsel for the Registrant (included in Exhibit 5.1) *
_____________
*   Filed herewith.